Exhibit 99.1

Cornerstone Realty Income Trust, Inc.

306 East Main Street Richmond, Virginia 23219 (804) 643-1761

Contact: Mark M. Murphy
For Immediate Release	(804) 643-1761 x231

CORNERSTONE REALTY INCOME TRUST, INC.

TO REDEEM SERIES A CONVERTIBLE PREFERRED SHARES

RICHMOND, Va., November 18, 2004 – Cornerstone Realty Income Trust, Inc. (NYSE: TCR) today announced that it will redeem for cash all of its 127,380 outstanding Series A convertible preferred shares on the redemption date of December 21, 2004. Cornerstone is redeeming its Series A preferred shares as provided in its previously announced merger agreement with Colonial Properties Trust.

Cornerstone will pay a redemption price of $25.00 per share, plus $0.5228 in accrued and unpaid dividends thereon to the redemption date. Payment of the redemption price and accrued and unpaid dividends will be made on the redemption date to the record holders of the Series A preferred shares. Dividends on the Series A preferred shares will cease to accrue and the Series A preferred shares will no longer be deemed outstanding for any purpose from and after the redemption date.

Holders of the Series A preferred shares may, at any time prior to the close of business on the last full business day preceding the redemption date, elect to convert each of their Series A preferred shares into Cornerstone common shares at the current conversion price of $15.80 per common share. Each Series A preferred share is convertible into 1.5823 common shares (the number arrived at by dividing $25.00 by the conversion price). As of November 17, 2004, the last reported price of the Cornerstone common shares on the New York Stock Exchange was $9.99.

A redemption notice will be mailed, first class, postage prepaid, on November 18, 2004 to all record holders of the Series A preferred shares as of that date. Certificates representing Series A preferred shares should be sent to Cornerstone’s transfer agent for redemption or conversion at one of the following addresses:

If By Mail or Overnight Courier:	If By Hand:
Wachovia Bank, N.A. Corporate Actions - NC1153 1525 West W. T. Harris Blvd., 3C3 Charlotte, NC 28262-8522 (800) 829-8432	Wachovia Bank, N.A. 40 Broad Street, 5th floor New York, NY 10004 (800) 829-8432

Copies of the redemption notice may be requested from Wachovia Bank, N.A.

Corporate Profile

Cornerstone Realty Income Trust, Inc. (NYSE:TCR) is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently Cornerstone owns 87 apartment communities with 22,910 units, a third-party property management business, apartment land under development, and ownership interests in four real estate joint ventures. Cornerstone is headquartered in Richmond, Virginia and its common stock trades on the New York Stock Exchange under the symbol “TCR.” For more information, visit the company’s web site at www.cornerstonereit.com.

This press release does not constitute an offer of any securities for sale.

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